Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Early Fourth Quarter Demand Drives Fourth Quarter Results In Line with Guidance Despite Lack of Snowfall in December

Highlights:

•                  Q4 2011 Net Sales increased 24.3% year-over-year to $60.3 million

•                  Q4 2011 Adjusted earnings per diluted share increased 26.1% year-over-year to $0.29

•                  2011 Full Year Net Sales increased 18.1% year-over-year to $208.8 million

•                  2011 Full Year Adjusted earnings per diluted share increased 45.5% year-over-year to $0.96

March 12, 2012 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter Results

The Company’s fourth quarter follows its “preseason order period” which occurs in the second and third quarters. During the preseason period, distributors are offered pricing, freight and payment deferral terms to encourage inventory restocking in anticipation of the primary retail sales period in the fourth quarter. Therefore, sales to Douglas distributors in the fourth quarter frequently vary year-to-year as demand is primarily driven by the timing, amount and location of snowfall during the quarter as well as the general economic conditions in the market.

In the fourth quarter 2011, net sales were $60.3 million, representing a 24.3% increase from the corresponding period in 2010. The increase in sales during the quarter reflects increased equipment unit demand particularly at the beginning of the quarter. Management believes that the increase in unit sales was due to increased retail activity early in the fourth quarter driven by above average snowfall last season, as well as pent-up demand related to previously deferred equipment purchases.

James L. Janik, President and Chief Executive Officer of the Company, commented, “We are pleased with our fourth quarter financial performance, especially in light of experiencing one of the weakest fourth quarter snowfalls in over a decade. Despite seeing strong demand in October and November, the lack of snowfall in the latter part of the quarter caused distributors to delay additional purchases in December. The strong start to the quarter meant we were able to generate double digit sales growth. While snowfall is a very important driver of our business, we continue to believe we are experiencing the start of a multi-year replacement cycle, which will unwind over the next several years.”

- MORE -

Fourth quarter gross margin as a percent of sales was impacted by steel cost inflation and increases in cost associated with the Company’s new packaging and preassembly process. Total gross margin in the fourth quarter grew 10.4% versus the same period in the prior year as a result of incremental profit generated by the fourth quarter 2011 revenue increase.

Adjusted net income was $6.3 million, or $0.29 per diluted share, in the fourth quarter of 2011 compared to adjusted net income of $5.1 million, or $0.23 per diluted share, in the fourth quarter of 2010, an increase of $1.2 million.

The Company reported Adjusted EBITDA of $14.4 million for the fourth quarter of 2011, compared to Adjusted EBITDA of $15.2 million for the fourth quarter of 2010.

Full Year Results

For the full year 2011, net sales were $208.8 million, representing an 18.1% increase from 2010. This increase was primarily driven by increased sales of both equipment units and parts and accessories.  Sales of parts and accessories increased 24% year-over-year to $31.0 million for the full year 2011 from $25.0 million in 2010. The strong sales of parts and accessories were due in large part to above average snowfall last season resulting in increased equipment usage and subsequent repair.

For the full year 2011, cost of sales increased 17.6% from $116.5 million in 2010 to $137.0 million in 2011. This increase was driven primarily by increased volume as cost of sales as a percentage of total sales did not fluctuate significantly.

Adjusted net income was $20.8 million, or $0.96 per diluted share on a share count of 21.8 million shares, for the full year 2011 compared to adjusted net income of $12.7 million, or $0.66 per diluted share based on a share count of 19.3 million shares, for the full year 2010.

The Company reported Adjusted EBITDA of $52.5 million for the full year 2011, a 10.8% increase compared to Adjusted EBITDA of $47.3 million for the full year 2010.

The effective tax rate for the full year 2011 was 37.3%.

Balance Sheet and Liquidity

For the full year 2011, the Company reported net cash provided by operating activities of $47.7 million compared to net cash provided by operating activities of $15.8 million in 2010, an increase of $32.0 million. This improvement was due in large part to a net income increase in 2011 of $17.4 million over 2010, which was driven by a combination of improved earnings results and the negative cost impact of the initial public offering and other non-recurring costs totaling $11.0 million in 2010. Additionally, net cash provided by operating activities was positively impacted in 2011 by improvements in some key working capital accounts, namely accounts receivable and accounts payable.

Inventory was $24.0 million at the end of the fourth quarter of 2011, an increase of $0.5 million compared to the end of the fourth quarter of 2010.

Accounts receivable at the end of the fourth quarter of 2011 were $34.0 million, compared to $37.0 million at the end of the fourth quarter of 2010. As a result of strong orders early in the quarter, cash collections were accelerated, thus reducing accounts receivable at year end.

The company maintained cash on hand at December 31, 2011 of $39.4 million.

Dividend Policy

As previously reported, on December 9, 2011, pursuant to the Company’s dividend policy, its Board of Directors declared a quarterly cash dividend of $0.205 per share of the Company’s common stock. The declared $0.205 per share cash dividend was paid on December 31, 2011, to stockholders of record as of close of business on December 20, 2011. The quarterly cash dividend of $0.205 per share represented an increase of 2.5% from the quarterly dividend paid on September 30, 2011.

In accordance with its dividend policy, the Company intends to pay a regular quarterly cash dividend on its common stock in equal quarterly installments to be made in March, June, September and December. The declaration and payment of any future dividends, however, will be at the discretion of the Company’s board of directors and will depend upon many factors, including the Company’s financial condition or earnings, legal requirements, taxes and other factors the Company’s board of directors may deem to be relevant.

Mr. Janik noted, “Based on our strong cash position at the end of the year, we voluntarily paid down $10.0 million in debt in January 2012, intending to use the cash interest savings to help fund the increase in our stated dividend announced in November of 2011. We believe this is a testament to the Company’s financial strength and ability to navigate through a low snowfall winter season. As we have consistently stated, paying down debt and issuing a dividend remain our top priorities in 2012.”

Outlook

Based on 2011 results and current trends, the Company expects net sales for the full year 2012 to range from $160 million to $225 million and adjusted EBITDA to range from $35 million to $60 million. Earnings per share are expected to range from $0.55 per share to $1.15 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable, pickup truck sales continue to strengthen and that the snowbelt regions in North America will experience average snowfall in the Company’s core markets for the remainder of 2012.

Janik explained, “The lack of snowfall in the fourth quarter has continued into the first quarter of 2012. While the snow season is not over yet, we are on pace for one of the lowest snowfall seasons in 25 years. We believe this will lengthen the replacement cycle for equipment due to limited equipment use this season. However, we also expect this effect to be partially offset by pent up demand, caused by deferred equipment purchases during the heart of the recession, which we believe will continue to unwind in the coming years. We expect to be able to leverage our track record and flexible business model to produce solid results in 2012 and return cash to shareholders via our robust dividend.”

Webcast Information

The Company will host an investor conference call on Monday, March 12th at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share as determined under GAAP, excluding certain expenses incurred at the time of the Company’s initial public offering in 2010, namely the buyout of its management services agreement in 2010, loss on extinguishment of debt, stock based compensation expense associated with the net exercise of stock options and the payment of cash bonuses under its liquidity bonus plan in 2010, certain expenses incurred at the time of the Company’s secondary offerings in 2011 and costs incurred to pursue potential acquisitions in 2011 and a loss on extinguishment of debt incurred in 2011.  Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of the Company’s Johnson City, Tennessee manufacturing facility and certain non-recurring legal and consulting fees, as well as management fees paid by the Company to affiliates of the Company’s principal stockholders, stock based compensation, payment of cash bonuses under the Company’s liquidity bonus plan, loss on extinguishment of debt and offering costs.

The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share allows investors to make meaningful comparisons of its operating performance between periods and to view its business from the same perspective as its management.  Because the excluded items are not predictable or consistent, management does not consider them when evaluating the Company’s performance or when making decisions regarding allocation of resources.

The Company uses, and believes its investors benefit from the presentation of, adjusted EBITDA in evaluating the Company’s operating performance because adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, our inability to develop new products or improve upon existing products in response to end-user needs, our inability to compete effectively against competition, the effects of laws and regulations and their interpretations on our business and financial condition, losses due to lawsuits arising out of personal injuries associated with our products and factors that could impact the future declaration and payment of dividends, as well as those discussed in the section entitled “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2011. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$39,432	$20,149
Accounts receivable, net	34,019	37,040
Inventories	24,005	23,481
Deferred income taxes	4,952	7,142
Prepaid income taxes	—	29
Prepaid and other current assets	1,054	1,131
Total current assets	103,462	88,972

Property, plant, and equipment, net	21,340	21,962
Assets held for sale	1,732	1,779
Goodwill	107,222	107,222
Other intangible assets, net	121,747	126,948
Deferred financing costs, net	3,402	953
Other long-term assets	112	207
Total assets	$359,017	$348,043

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,040	$2,847
Accrued expenses and other current liabilities	15,755	11,923
Accrued interest	350	23
Income taxes payable	395	—
Current portion of long-term debt	11,071	1,183
Total current liabilities	32,611	15,976

Retiree health benefit obligation	8,053	7,235
Pension obligation	14,163	10,753
Deferred income taxes	26,957	22,650
Deferred compensation	912	1,067
Long-term debt, less current portion	111,866	119,971
Other long-term liabilities	1,066	898

Total shareholders’ equity	163,389	169,493
Total liabilities and shareholders’ equity	$359,017	$348,043

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
	(unaudited)		(unaudited)

Net sales	$60,256	$48,457	$208,798	$176,795
Cost of sales	40,342	30,424	136,981	116,494
Gross profit	19,914	18,033	71,817	60,301

Selling, general, and administrative expense	7,194	5,982	26,389	26,509
Intangibles amortization	1,300	1,380	5,201	6,001
Management fees-related party	9	13	46	6,383

Income from operations	11,411	10,658	40,181	21,408

Interest expense, net	(2,240)	(1,905)	(8,918)	(10,943)
Loss on extinguishment of debt	—	—	(673)	(7,967)
Other income (expense), net	(4)	43	(218)	36
Income before taxes	9,167	8,796	30,372	2,534

Income tax expense	3,017	3,675	11,332	872

Net income	$6,150	$5,121	$19,040	$1,662
Less: Net income attributable to participating securities	68	50	233	12
Net income attributable to common shareholders	$6,082	$5,071	$18,807	$1,650

Weighted average number of common shares outstanding:
Basic	21,770,546	21,280,623	21,650,736	18,799,761
Diluted	21,881,465	21,609,098	21,814,617	19,287,446

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.28	$0.24	$0.87	$0.09
Earnings per common share assuming dilution attributable to common shareholders	$0.28	$0.23	$0.85	$0.09
Cash dividends declared and paid per share	$0.21	$0.20	$1.18	$0.38

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2011	December 31, 2010
	(unaudited)

Operating activities
Net income	$19,040	$1,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,176	11,705
Amortization of deferred financing costs & debt discount	832	872
Loss on extinguishment of debt	673	7,967
Stock-based compensation	1,873	4,029
Provision for losses on accounts receivable	47	445
Deferred income taxes	6,497	641
Changes in operating assets and liabilities:
Accounts receivable	2,974	(5,313)
Inventories	(524)	3,216
Prepaid and other assets and prepaid income taxes	201	1,437
Accounts payable	2,193	(2,323)
Accrued expenses and other current liabilities	4,554	(7,201)
Deferred compensation	(155)	(415)
Benefit obligations and other long-term liabilities	1,347	(945)
Net cash provided by operating activities	47,728	15,777

Investing activities
Capital expenditures	(2,373)	(3,009)
Proceeds from sale of equipment	67	226
Net cash used in investing activities	(2,306)	(2,783)

Financing activities
Stock repurchases	—	(166)
Proceeds from exercise of stock options	1,343	—
Payment of call premium and post payoff interest on senior notes redemption	—	(3,876)
Collection of stockholders’ notes receivable	482	531
Payments of financing costs	(3,471)	(2,605)
Dividends paid	(25,793)	(8,222)
Proceeds from initial public offering, net	—	63,929
Borrowings on long-term debt	123,750	40,000
Repayment of long-term debt	(122,450)	(151,509)
Net cash used in financing activities	(26,139)	(61,918)
Change in cash and cash equivalents	19,283	(48,924)
Cash and cash equivalents at beginning of year	20,149	69,073
Cash and cash equivalents at end of quarter	$39,432	$20,149

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2011	2010	2011	2010

Net income	$6,150	$5,121	$19,040	$1,662

Interest expense - net	2,240	1,905	8,918	10,943
Income tax expense	3,017	3,675	11,332	872
Depreciation expense	730	878	2,975	5,704
Amortization	1,300	1,380	5,201	6,001
EBITDA	13,437	12,959	47,466	25,182

Management fees	9	13	46	6,383
Stock based compensation	663	871	1,873	4,029
Loss on extinguishment	—	—	673	7,967
Liquidity bonus payment	—	—	—	1,003
Offering costs	229	—	1,342	—
Other non-recurring charges (1)	62	1,398	1,061	2,781
Adjusted EBITDA	$14,400	$15,241	$52,461	$47,345

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of $607 for the three month period ended December 31, 2010 and $1,435 for the year ended December 31, 2010,  unrelated legal and consulting fees of $62 and $791 for the three month periods ended December 31, 2011 and December 31, 2010, respectively and $1,061 and $2,013 for the years ended December 31, 2011 and December 31, 2010,  respectively, and $667 gain on other post employment benefit plan curtailment related to the Johnson City plant closure for the year ended December 31, 2010 .

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended December 31,		Twelve month period ended December 31,
	2011	2010	2011	2010
Net Income (GAAP)	$6.2	$5.1	$19.0	$1.7
Addback expenses, net of tax at 37.0% and 38.0% for 2011 and 2010, respectively:
- Buyout of the management services agreement	—	—	—	3.6
- Loss on extinguishment of debt	—	—	0.4	4.9
- Liquidity bonus payment	—	—	—	0.6
- Non-recurring stock based compensation expense	—	—	—	1.9
- Acquisition costs	—	—	0.6	—
- Offering costs	0.1	—	0.8	—
Adjusted net income (non-GAAP)	$6.3	$5.1	$20.8	$12.7

Weighted average basic common shares outstanding	21,770,546	21,280,623	21,650,736	18,799,761
Weighted average common shares outstanding assuming dilution	21,881,465	21,609,098	21,814,617	19,287,446

Adjusted earnings per common share - basic	$0.29	$0.24	$0.96	$0.67
Adjusted earnings per common share - dilutive	$0.29	$0.23	$0.96	$0.66